Filed Pursuant to Rule 433

Registration No. 333-192954

June 9, 2014

PRICING TERM SHEET
(Relating to the Preliminary Prospectus Supplement dated June 9, 2014 and the Prospectus dated January 31, 2014)

Issuer:	Oglethorpe Power Corporation (An Electric Membership Corporation) (“OGLETH”)
Security:	4.550% First Mortgage Bonds, Series 2014 A due 2044
Ratings:*	Moody’s:	Baa1 (Stable Outlook)
	Standard & Poor’s:	A (Stable Outlook)
	Fitch:	A (Negative Outlook)
Size:	$250,000,000
Price to Public:	99.370%
Maturity Date:	June 1, 2044
Treasury Benchmark	3.625% due February 15, 2044
Treasury Price and Yield:	Price: 103-14
Yield: 3.439%
Spread to Treasury:	T + 115 basis points
Re-offer Yield:	4.589%
Make-Whole Call:	T + 20 basis points
Coupon:	4.550%
Interest Payment Dates:	June 1 and December 1 of each year beginning December 1, 2014
Format:	SEC Registered
Denominations:	$1,000 and any integral multiple thereof
CUSIP:	677050 AK2
ISIN Number:	US677050AK26
Trade Date:	June 9, 2014
Expected Settlement Date:	June 12, 2014 (T+3)
Underwriters’ Discount	0.875%
Joint Book Runners	Goldman, Sachs & Co. (20%)
Wells Fargo Securities, LLC (20%)
Senior Co-Managers:	J.P. Morgan Securities LLC (8%)
Merrill Lynch, Pierce Fenner & Smith Incorporated (8%)
Mitsubishi UFJ Securities (USA), Inc. (8%)
SunTrust Robinson Humphrey, Inc. (8%)

Co-Managers:	BMO Capital Markets GKST Inc. (5.60%)
Fifth Third Securities, Inc. (5.60%)
Mizuho Securities USA Inc. (5.60%)
PNC Capital Markets LLC (5.60%)
RBC Capital Markets, LLC (5.60%)

* Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Oglethorpe Power Corporation at 770-270-7600, calling Goldman, Sachs & Co. at 1-866-471-2526 or Wells Fargo Securities, LLC at 1-800-326-5897.